Exhibit 10.3
Dear Marc,
We are delighted to present you with this offer to join Harris Interactive!
Our people, individually and collectively, are critical to our success, and one of our strategic business objectives focuses specifically on cultivating a strong, informed, engaged, and committed team. Marc, we believe you have skills for individual growth and advancement in a dynamic, fast-paced environment, and that you will contribute to, and be a vital part of, our success.
The specifics of our offer to you are as follows:
•	Your position will be General Counsel, reporting to Deborah Rieger-Paganis, Interim Chief Financial Officer.

•	Your start date will be April 1, 2009.

•	Your starting salary will be $235,000 per year, earned and payable on a bi-weekly basis of $9,038.46, prior to any payroll deductions.

•	Your performance and salary will be reviewed annually. You will be eligible to be considered for a salary increase in October of each calendar year. To the extent merit increases are granted, eligibility will be based on your individual performance.

•	As General Counsel, for each fiscal year ending on June 30, you are eligible to receive an annual bonus as part of the Corporate Bonus Plan. Your annual bonus, at target, for fiscal year 2009 will be $70,000. For this fiscal year, you will receive a guaranteed minimum pro-rated bonus payout of $17,400, covering the 4th quarter, April through June 2009. The Compensation Committee of the Board of Directors retains discretionary authority over all bonus awards. It also establishes metrics and objectives annually. In fiscal 2009 bonuses under the Corporate Bonus Plan are contingent upon achievement of adjusted EBITDA targets. Declared bonuses are paid within 75 days after the end of the fiscal year to persons who remain employed at the time of payment.

•	You are eligible for 20 days of vacation, which accrue at 6.153 hours per pay period.

•	Subject to approval by the Compensation Committee of the Board of Directors, you will have the option to purchase 55,000 shares of Harris Interactive Inc. common stock under the terms and conditions more fully described in the enclosed sample stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	Should the Company terminate your employment for any reason other than for “cause,” you will receive 9 months in severance payments and continued health care benefits, or if continued coverage is unavailable, cash payments at the same level as the Company’s payments toward health coverage immediately prior to your termination. Severance payments are contingent upon the Company’s customary confidentiality and non-compete agreements, and execution of a release in favor of the Company.
Harris Interactive offers a comprehensive benefits package. Details of all of our benefits options, including eligibility and effective dates, are included in the attached Employee Benefits Summary. Additional information is provided in your Welcome Kit as well as at New Hire Orientation. With all of our benefits, we strive to provide options that are valuable to our employees at an affordable cost.
Please note that as part of our selection process, we conduct reference and background checks on all candidates, as well as review any potential limitations resulting from non-compete agreements you may have signed with previous employers. This employment offer is contingent upon successful completion of your reference and background checks, review of any non-compete agreements, and your ability to present appropriate documentation to prove your eligibility to work in the United States. Harris Interactive is an Equal Opportunity Employer.
Your employment at Harris Interactive is “at will”, which means that the employment relationship between you and the company may be terminated at any time, by either you or Harris Interactive, for any reason not expressly prohibited by law.
If you are in agreement with the terms of this offer, please sign one copy of this letter and the documents in the enclosed Welcome Kit.
Once you have accepted this job offer, you will receive additional information via email regarding your first day, including plans for your New Hire Orientation.
Marc, we are very pleased to make this offer to you. Please contact Deborah or myself if you have any questions about Harris Interactive or the specifics of this employment offer. We look forward to you joining the Harris Interactive team.

Sincerely,
/s/ Dennis K. Bhame
Dennis K. Bhame
Executive Vice President, Human Resources Harris Interactive Inc.